January 2016 Pricing Sheet dated January 7, 2016 relating to Preliminary Terms No. 754 dated January 7, 2016 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Buffered Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due October 2, 2020

Principal at Risk Securities

PRICING TERMS – JANUARY 7, 2016
Issuer:		Morgan Stanley
Issue price:		$10 per security
Stated principal amount:		$10 per security
Pricing date:		January 7, 2016
Original issue date:		January 12, 2016 (3 business days after the pricing date)
Maturity date:		October 2, 2020
Aggregate principal amount:		$2,000,000
Interest:		None
Underlying indices:		S&P 500® Index (the “SPX Index”) and the Russell 2000® Index (the “RTY Index”)
Payment at maturity:

•    If the final index value of each underlying index is greater than or equal to its respective threshold value:

$10 + the upside payment

•    If the final index value of either underlying index is less than its respective threshold value but the final index value of each underlying index is greater than or equal to 80% of its respective initial index value, meaning the value of neither underlying index has declined by more than the buffer amount of 20% from its initial index value:

$10 + [$10 × ((index performance factor of the worst performing underlying index - 80%) × 309.375%)]

•    If the final index value of either underlying index is less than 80% of its respective initial index value, meaning the value of either underlying index has declined by more than the buffer amount of 20% from its respective initial value:

$10 + [$10 × (index percent change of the worst performing underlying index + 20%) x downside factor]

Because the index percent change of the worst performing underlying index will be less than -20% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10 and could be zero.

Upside payment:		$4.95 per security (49.50% of the stated principal amount)
Index performance factor:		With respect to each underlying index, final index value / initial index value
Index percent change:		With respect to each underlying index, (final index value - initial index value) / initial index value
Worst performing underlying index:		The underlying index with the lesser index performance factor
Initial index value:

With respect to the SPX Index, 1,943.09, which is the index closing value of such index on the pricing date

With respect to the RTY Index, 1,064.566, which is the index closing value of such index on the pricing date

Threshold value:

With respect to the SPX Index, 1,865.366, which is approximately 96% of the initial index value for such index

With respect to the RTY Index, 1,021.983, which is approximately 96% of the initial index value for such index

Final index value:		With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:		September 29, 2020, subject to postponement for non-index business days and certain market disruption events
Buffer amount:		20%
Downside factor:		1.25
Minimum payment at maturity:		None
CUSIP / ISIN:		61765U670 / US61765U6709
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.342 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.1125(1)
		$0.05(2)	$9.8375
Total	$2,000,000	$32,500	$1,967,500

(1) Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.1125 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3) See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by Russell Investments Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

Preliminary Terms No. 754 dated January 7, 2016

Product Supplement for Jump Securities dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.